Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 21, 2014, with respect to the financial statements of Eclipse Resources Ohio, LLC contained in this Registration Statement. We consent to the use of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Cleveland, Ohio

February 11, 2015